Exhibit 4.1

AMENDMENT NO. 2 TO TAX BENEFITS PRESERVATION PLAN

THIS AMENDMENT NO. 2 TO TAX BENEFITS PRESERVATION PLAN (this “Amendment”) is made and entered into as of June 29, 2017, by and between FORESTAR GROUP INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Tax Benefits Preservation Plan (as amended from time to time, the “Plan”), dated as of January 5, 2017, whereby the Rights Agent was appointed to act as agent for the Company with respect to the Rights (as defined in the Plan);

WHEREAS, D.R. Horton, Inc., a Delaware corporation (“Parent”), Force Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are, substantially concurrently herewith, entering into an Agreement and Plan of Merger (the “Horton Merger Agreement”), dated as of June 29, 2017, pursuant to which, among other things, Merger Sub will, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Revised Uniform Limited Partnership Act, merge with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth in the Horton Merger Agreement (the “Merger”);

WHEREAS, pursuant to the resolutions adopted on June 28, 2017 (the “Board Resolutions”), the Board of Directors of the Company (the “Board”) has approved the Horton Merger Agreement and declared its advisability;

WHEREAS, Section 27 of the Plan provides that prior to the Distribution Date, and subject to the remaining provisions of Section 27 of the Plan, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Plan without the approval of any holders of shares of the Common Stock;

WHEREAS, as of the date hereof, no Distribution Date has occurred and no person is an Acquiring Person; and

WHEREAS, pursuant to the Board Resolutions, the Board resolved to amend the Plan as set forth herein in order to render the Rights inapplicable to the Merger and the other transactions contemplated by the Horton Merger Agreement;

NOW, THEREFORE, pursuant to Section 27 of the Plan, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Plan as follows:

1.                                      Amendments to Section 1.

a.              Section 1 of the Plan is hereby amended by amending and restating in their entirety or inserting, as applicable, each of the following definitions in its appropriate alphabetical order in Section 1:

“Effective Time” shall have the meaning ascribed to such term in the Horton Merger Agreement.

“Exempt Event” shall mean: (1) the public announcement or disclosure, approval, adoption, execution or delivery of the Horton Merger Agreement or the Terra Firma Merger Agreement, (2) the consummation of the Merger or (3) the consummation of any of the other transactions contemplated by the Horton Merger Agreement or the Terra Firma Merger Agreement.

“Horton Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among D.R. Horton, Inc., Force Merger Sub, Inc. and the Company, dated as of June 29, 2017 (as such agreement may be amended, modified or supplemented from time to time).

“Merger” shall have the meaning ascribed to such term in the Horton Merger Agreement.

“Merger Sub” shall mean either of Terra Firma Merger Sub, L.P. or Force Merger Sub, Inc.

“Parent” shall mean either of Terra Firma Merger Parent, L.P. or D.R. Horton, Inc.

“Terra Firma Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Terra Firma Merger Parent, L.P., Terra Firma Merger Sub, L.P. and the Company, dated as of April 13, 2017 (as such agreement may be amended, modified or supplemented from time to time).

b.              Section 1 of the Plan is hereby amended by deleting the definition of “Merger Agreement”.

2.                                      Successors. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

3.                                      Severability.  If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.                                      Effectiveness and Effect of Amendment.

a.              This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon (i) the execution and delivery of the Horton Merger Agreement by the parties thereto and (ii) the delivery by the Company to the Rights Agent of a certificate from an Appropriate Officer (as defined in the Plan) that states that this Amendment is in compliance with the terms of Section 27 of the Plan. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Horton Merger Agreement promptly thereafter, however, such notice shall not be deemed sufficiently given until delivered in accordance with Section 26 of the Plan.

b.              Except as specifically modified herein, the Plan shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Plan. Upon and after the effectiveness of this Amendment, each reference in the Plan to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Plan, and each reference in any other document to “the Plan,” “thereunder,” “thereof” or words of like import referring to the Plan, shall mean and be a reference to the Plan as modified hereby.

5.                                      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.                                      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7.                                      Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

FORESTAR GROUP INC.

By	/s/ Charles D. Jehl
Name: Charles D. Jehl
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By	/s/ David L. Adamson
Name: David L. Adamson
Title: Vice President